Exhibit (a)(1)

FUNDAMENTAL CHANGE COMPANY NOTICE AND

NOTICE OF SUPPLEMENTAL INDENTURES

TO

HOLDERS OF THE 5.50% CONVERTIBLE SENIOR NOTES DUE 2015 ISSUED BY

SOUTHWEST AIRLINES CO.

SUCCESSOR BY MERGER WITH RESPECT TO THE NOTES TO

AIRTRAN HOLDINGS, INC.

CUSIP Number: 00949P AC2

Reference is made to the Senior Indenture, dated as of April 30, 2008 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of April 30, 2008 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of May 2, 2011 (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated as of May 2, 2011 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture, dated as of May 3, 2011 (the “Fourth Supplemental Indenture”), and the Fifth Supplemental Indenture, dated as of May 3, 2011 (the “Fifth Supplemental Indenture,” and the Base Indenture as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, and the Fifth Supplemental Indenture, the “Indenture”), by and among Southwest Airlines Co., a Texas corporation (“Southwest,” “we,” “us,” “our,” or the “Company”), successor by merger with respect to the Notes (as defined below) and the Indenture to AirTran Holdings, Inc., a Nevada corporation (“AirTran Holdings”), and U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States, as trustee (the “Trustee”), governing the AirTran Holdings 5.50% Convertible Senior Notes due 2015 (the “Notes”).

1. NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, that a Fundamental Change and a Make-Whole Fundamental Change, each as defined in the Indenture, occurred on May 2, 2011, which was the date of effectiveness of the merger (the “Merger”) of Guadalupe Holdings Corp., a Nevada corporation (“Merger Sub”), with and into AirTran Holdings pursuant to the Agreement and Plan of Merger, dated as of September 26, 2010 (the “Merger Agreement”), by and among the Company, AirTran Holdings, and Merger Sub, as a result of which AirTran Holdings survived as a wholly owned subsidiary of the Company. Following the Merger, through a series of mergers by and among our wholly owned subsidiaries and us, we became the obligor under the Indenture and the Notes. As a result of the Merger and pursuant to the Second Supplemental Indenture, the Notes became convertible to AirTran Consideration Units (as defined in the Second Supplemental Indenture), consisting of 0.321 shares of or our common stock, par value $1.00 per share (the “Common Stock”), and $3.75 in cash, without interest. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

Pursuant to Article 3 of the First Supplemental Indenture, as supplemented, each holder of the Notes (each, a “Holder” or “you”) has the right, at such Holder’s option (the “Repurchase Option”), to require the Company to purchase all of such Holder’s Notes, or any portion thereof that is a multiple of $1,000 principal amount, in accordance with the terms, procedures, and conditions outlined in the Indenture and the Notes, on June 3, 2011 (the “Fundamental Change Repurchase Date”) at a purchase price (the “Fundamental Change Repurchase Price”) in cash equal to $1,000 per $1,000 principal amount of the Notes, with respect to any and all Notes which have been validly tendered for purchase and not withdrawn, plus any accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date.

The Fundamental Change Repurchase Date is not an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued and unpaid to, but excluding, the Fundamental Change Repurchase Date will be paid to the Holders tendering their Notes for purchase on the Fundamental Change Repurchase Date. We expect that there will be accrued and unpaid interest due as part of the Fundamental Change Repurchase Price equal to $7.180556 (rounded to the nearest sixth decimal place) per $1,000 principal amount of the Notes tendered for purchase.

The Trustee has informed us that, as of the date of this Fundamental Change Company Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts with The Depository Trust Company (“DTC”) and that there are no certificated Notes in non-global form. Accordingly, all Notes tendered for purchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and conditions of that system.

To exercise your Repurchase Option to have the Company purchase your Notes and to receive payment of the Fundamental Change Repurchase Price, you must validly deliver your Notes through DTC’s transmittal procedures prior to 5:00 p.m., New York City time, on Thursday, June 2, 2011 (the

“Expiration Date”). Notes tendered for purchase may be withdrawn by the Holders of such Notes at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The right of Holders to tender Notes for purchase pursuant to the Repurchase Option expires at 5:00 p.m., New York City time, on the Expiration Date.

Pursuant to Article 4 of the First Supplemental Indenture, if a Holder surrenders Notes for conversion in accordance with the terms, procedures, and conditions outlined in the Indenture and the Notes during the period that begins on (and includes) April 8, 2011 (the 15th Scheduled Trading Day prior to May 2, 2011, which was the anticipated effective date of the Merger as specified in the Notice of Make-Whole Fundamental Change delivered to the Holders on April 8, 2011) and ends on (and includes) the Fundamental Change Repurchase Date (the “Make-Whole Fundamental Change Conversion Period”), then, based on the Adjustment Date and the Stock Price, the Conversion Rate of the Notes being converted will be increased by 17.8427 AirTran Consideration Units, consisting of 5.7275 shares of our Common Stock and $66.9101 in cash, to an aggregate of 278.2594 AirTran Consideration Units, consisting of 89.3213 shares of our Common Stock and $1,043.4728 in cash, for each $1,000 principal amount of Notes. The Adjustment Date of the Make-Whole Fundamental Change determined pursuant to Section 4.02(c) of the First Supplemental Indenture, and the date of effectiveness of the Make-Whole Fundamental Change, is May 2, 2011 (the “Adjustment Date”). The Stock Price with respect to the Make-Whole Fundamental Change determined pursuant to Section 4.02(c) of the First Supplemental Indenture is $7.396 (the “Stock Price”), the average of the Closing Prices of the common stock, par value $.001 per share, of AirTran Holdings (the “AirTran Common Stock”) over the thirty consecutive Trading Days prior to, but not including, May 2, 2011, the date of effectiveness of the Make-Whole Fundamental Change.

The Paying Agent and the Conversion Agent is U.S Bank National Association. The address of the Paying Agent and the Conversion Agent is:

U.S. Bank National Association

West Side Flats Operations Center

Attn: Specialized Finance

60 Livingston Avenue

Mail Station EP MN WS2N

St. Paul, MN 55107-2292

Phone: (651) 495-3520

Fax: (651) 495-8158

Additional copies of this Fundamental Change Company Notice may be obtained from the Paying Agent at its address set forth above.

2. NOTICE IS HEREBY GIVEN pursuant to Section 8.02 of the First Supplemental Indenture of the entry into the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture. Pursuant to Article 4 of the Indenture that on May 2, 2011, AirTran Holdings, Southwest, and the Trustee entered into the Second Supplemental Indenture that provides that each Note shall be convertible into the kind and amount of shares of stock, other securities or other property or assets (including cash) receivable upon the Merger by a holder of a number of shares of AirTran Common Stock issuable upon conversion of such Notes immediately prior to the Merger. Pursuant to Article 6 of the Indenture, under the Second Supplemental Indenture, Southwest fully and unconditionally guaranteed the obligations of the Company (as defined in the Indenture) under the Indenture and the Notes. Pursuant to Article 6 of the Indenture, under the Third Supplemental Indenture, AirTran Holdings, LLC expressly assumed all obligations of AirTran Holdings under the Indenture and the Notes. Pursuant to Article 6 of the Indenture, under the Fourth Supplemental Indenture, Pedernales Debt Sub, LLC expressly assumed all obligations of AirTran Holdings, LLC under the Indenture and the Notes. Pursuant to Article 6 of the Indenture, under the Fifth Supplemental Indenture, we expressly assumed all obligations of Pedernales Debt Sub, LLC under the Indenture and the Notes.

The date of this Fundamental Change Company Notice is May 4, 2011.

TABLE OF CONTENTS

SUMMARY TERM SHEET		2

IMPORTANT INFORMATION CONCERNING THE REPURCHASE OPTION		6

1.	Information Concerning the Company	6

2.	Information Concerning the Notes	6

2.1.	Our Obligation to Repurchase the Notes	6

2.2.	Fundamental Change Repurchase Price	8

2.3.	Conversion Rights of the Notes	9

2.4.	Market for the Notes and Our Common Stock	10

2.5.	Ranking	11

3.	Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase	12

3.1.	Method of Delivery	12

3.2.	Agreement to be Bound by the Terms of the Repurchase Option	12

3.3.	Delivery of Notes	13

4.	Right of Withdrawal	14

5.	Payment for Tendered Notes	15

6.	Notes Acquired	15

7.	Plans or Proposals of the Company	15

8.	Interests of Our Directors, Executive Officers and Affiliates in the Notes	16

9.	Legal Matters; Regulatory Approvals	16

10.	Repurchase of Notes by Us and Our Affiliates	16

11.	Material United States Income Tax Considerations	16

12.	Additional Information	20

13.	No Solicitations	21

14.	Definitions	21

15.	Conflicts	21

SCHEDULE A: INFORMATION ABOUT THE EXECUTIVE OFFICERS AND DIRECTORS OF SOUTHWEST		A-1

No person has been authorized to give any information or to make any representations other than the information and representations contained in this Fundamental Change Company Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Fundamental Change Company Notice does not constitute an offer to buy, or the solicitation of an offer to sell, securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Fundamental Change Company Notice shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information. Neither we nor our board of directors (the “Board of Directors”) or our employees are making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Repurchase Option. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Repurchase Option and, if so, the amount of Notes for which to exercise the Repurchase Option.

We and our affiliates, including our executive officers and directors, are prohibited by Rule 13e-4(f)(6) and Rule 14e-5 under the Securities Exchange Act of 1934 (the “Exchange Act”), from purchasing any of the Notes outside of the Repurchase Option for ten business days after the expiration of the Repurchase Option. Following that time, if any Notes remain outstanding, we expressly reserve the absolute right, in our sole discretion from time to time in the future to purchase any of the Notes, whether or not any Notes are purchased by us pursuant to the Repurchase Option, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Repurchase Option and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or a combination thereof, we will pursue.

This Fundamental Change Company Notice, including, without limitation, the information, calculations and representations contained herein, has been prepared exclusively by and is the sole responsibility of the Company, and none of the Trustee, Paying Agent or Conversion Agent shall have any liability for or in connection with this Fundamental Change Company Notice.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Repurchase Option. To understand the Repurchase Option fully and for a more detailed description of the terms of the Repurchase Option, we urge you to read carefully the remainder of this Fundamental Change Company Notice because the information in this summary is not complete and the remainder of this Fundamental Change Company Notice contains additional important information. We have included page references to direct you to a more detailed description of the topics in this summary.

Who is obligated to purchase my Notes?

Southwest, successor by merger with respect to the Notes and the Indenture to AirTran Holdings, is obligated, at your option, to purchase the Notes. (See Pages 6-8)

Why are you obligated to purchase my Notes?

Your right to tender your Notes for purchase and our obligation to purchase the Notes pursuant to the Repurchase Option is a term of the Notes under the Indenture and is currently exercisable as a result of the Merger, and has been a right of the Holders from the time the Notes were issued. We are required to purchase the Notes of any Holder exercising the Repurchase Option pursuant to the terms of the Notes and the Indenture. (See Pages 6-8)

What securities are you obligated to purchase?

We are obligated to purchase all of the Notes which are validly tendered at the option of the Holders thereof, and not withdrawn. As of April 30, 2011, there was $69,500,000 in aggregate principal amount of the Notes outstanding. (See Page 8)

How much will you pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, the Fundamental Change Repurchase Price, which is equal to $1,000 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest to, but excluding, June 3, 2011, the Fundamental Change Repurchase Date, with respect to any and all Notes which have been validly tendered for purchase and not withdrawn. The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or our Common Stock, shares of which are issuable to a Holder upon conversion of their Notes. The Fundamental Change Repurchase Date is not an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued and unpaid to, but excluding, the Fundamental Change Repurchase Date will be paid to the Holders tendering the Notes for purchase on the Fundamental Change Repurchase Date. We expect that there will be accrued and unpaid interest due as part of the Fundamental Change Repurchase Price equal to $7.180556 (rounded to the nearest sixth decimal place) per $1,000 principal amount of the Notes tendered for purchase.

How can I determine the market value of the Notes?

There currently is a limited or no established trading market for the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of shares of our Common Stock, our operating results, and the market for similar securities. You are urged to obtain current market information for the Notes, to the extent available, and our Common Stock before making any decision with respect to the Repurchase Option.

In connection with the Merger, the Notes are no longer convertible into shares of AirTran Common Stock, and instead are convertible during the Make-Whole Fundamental Change Conversion Period into 278.2594 AirTran Consideration Units, consisting of 89.3213 validly issued, fully paid, and non-assessable shares of our Common Stock and $976.5626 in cash, for each $1,000 principal amount of Notes converted, subject to the terms, conditions, and adjustments specified in the Indenture and the Notes. Following the expiration of the Make-Whole Fundamental Change Conversion Period, the Notes will be convertible into 260.4167 AirTran Consideration Units, consisting of 83.5938 validly issued, fully paid, and non-assessable shares of our Common Stock and $976.5626 in cash for each $1,000 principal amount of Notes converted (assuming no further adjustments between the date of this Fundamental Change Company Notice and the end of the Make-Whole Fundamental Change Conversion Period), subject to the terms, conditions, and adjustments specified in the Indenture and the Notes.

Shares of our Common Stock, into which the Notes are convertible, in part, are listed on the New York Stock Exchange (the “NYSE”) under the symbol “LUV.” On May 3, 2011, the last reported sales price of our Common Stock on the NYSE Composite Tape was $11.54 per share. (See Page 11)

Are you making any recommendation about the Repurchase Option?

Neither we nor our Board of Directors or our employees are making any recommendation as to whether you should exercise or refrain from exercising the Repurchase Option. You must make your own decision whether to exercise the Repurchase Option and, if so, the amount of Notes for which to exercise the Repurchase Option. (See Page 9)

When does the Repurchase Option expire?

The Repurchase Option expires at 5:00 p.m., New York City time, on June 2, 2011, the Expiration Date. We will not extend the period that Holders have to exercise the Repurchase Option unless required by applicable law. (See Page 8)

What are the conditions to your purchase of the Notes?

Provided that our purchase of validly tendered Notes is not unlawful and that no event of default under the Indenture has occurred and is continuing, (other than an event of default that is cured by the payment of the Fundamental Change Repurchase Price), the purchase will not be subject to any conditions other than satisfaction of the procedural requirements described in this Fundamental Change Company Notice. Delivery of the Notes by book-entry transfer electronically through ATOP is a condition to the payment of the Fundamental Change Repurchase Price to the Holder of such Notes. (See Pages 8 & 12)

How do I tender my Notes?

To tender your Notes for purchase pursuant to the Repurchase Option, you must tender the Notes through the transmittal procedures of the DTC on or before 5:00 p.m., New York City time, on the Expiration Date.

If your Notes are held by a broker, dealer, commercial bank, trust company, or other nominee, you must contact that nominee if you decide to tender your Notes and instruct that nominee to timely tender the Notes on your behalf through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date.

If you are a DTC participant, you should tender your Notes electronically through ATOP, subject to the terms and procedures of that system on or before 5:00 p.m., New York City time, on the Expiration Date.

You bear the risk of untimely tender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.

By tendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Repurchase Option set forth in this Fundamental Change Company Notice. (See Pages 12-14)

If I tender my Notes for purchase, when will I receive payment for my Notes?

Promptly upon expiration of the Repurchase Option, we will accept for payment all Notes validly tendered for purchase and not validly withdrawn by 5:00 p.m., New York City time, on the Expiration

Date. We will deposit with the Paying Agent, prior to 11:00 a.m., New York City time, on June 3, 2011, the Fundamental Change Repurchase Date, the appropriate amount of cash required to pay the Fundamental Change Repurchase Price for the tendered Notes, and the Paying Agent will promptly distribute that cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (See Pages 14-15)

Can I withdraw previously tendered Notes?

Yes. To withdraw Notes previously tendered for purchase, you (or your broker, dealer, commercial bank, trust company, or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on the Expiration Date.

You bear the risk of untimely withdrawal of previously tendered Notes. You must allow sufficient time for completion of the DTC procedures prior to 5:00 p.m., New York City time, on the Expiration Date. (See Page 14)

Do I need to do anything if I do not wish to exercise the Repurchase Option?

No. If you do not tender your Notes before the expiration of the Repurchase Option, we will not purchase your Notes and your Notes will remain outstanding subject to their existing terms. (See Page 9)

If I choose to tender any of my Notes for purchase, do I have to tender all of my Notes?

No. You may tender all of your Notes, a portion of your Notes, or none of your Notes. If you wish to tender a portion of your Notes, however, you must tender Notes in a principal amount of $1,000 or an integral multiple thereof. (See Page 12)

If I do not tender my Notes for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not tender your Notes for purchase your conversion rights will not be affected. On the effective date of the Merger, each outstanding share of AirTran Common Stock was converted into an AirTran Consideration Unit, consisting of 0.321 shares validly issued, fully paid, and non-assessable shares of our Common Stock and $3.75 in cash, without interest. As a result, you have the right to convert each $1,000 principal amount of the Notes during the Make-Whole Fundamental Change Conversion Period into 278.2594 AirTran Consideration Units, consisting of 89.3213 validly issued, fully paid, and non-assessable shares of our Common Stock and $1,043.4728 in cash, subject to the terms, conditions, and adjustments specified in the Indenture and the Notes. Following the expiration of the Make-Whole Fundamental Change Conversion Period and assuming no further adjustments to the Conversion Rate, you will have the right to convert each $1,000 principal amount of the Notes into 260.4167 AirTran Consideration Units, consisting of 83.5938 validly issued, fully paid, and non-assessable shares of our Common Stock and $976.5626 in cash, for each $1,000 principal amount of Notes converted, subject to the terms, conditions, and adjustments specified in the Indenture and the Notes. (See Page 9)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I tender my Notes for purchase?

The receipt of cash in exchange for Notes pursuant to the Repurchase Option will be a taxable transaction for U.S. federal income tax purposes and you may be required to recognize taxable gain or loss as a result of the transaction. You should consult with your own tax advisor regarding the actual tax consequences to you. (See Page 17)

Who is the Paying Agent?

U.S. Bank National Association, the Trustee under the Indenture, is serving as Paying Agent for the Notes. Its address, telephone, and fax numbers are set forth on the front cover of this Fundamental Change Company Notice.

Whom can I contact if I have questions about the Repurchase Option?

Questions and requests for assistance in connection with the Repurchase Option may be directed to Dean Jenkins, Director of Treasury Operations at Southwest Airlines Co., 2702 Love Field Drive, Dallas, Texas 75235, phone number (214) 792-4163.

IMPORTANT INFORMATION CONCERNING THE REPURCHASE OPTION

1. Information Concerning the Company. Southwest, successor by merger with respect to the Notes and the Indenture to AirTran Holdings, is obligated to purchase the Notes that are tendered for purchase pursuant to the Repurchase Option and not withdrawn. We are both the “filing person” and the “subject company.”

On the effective date of the Merger, each outstanding share of AirTran Common Stock was converted into the right to receive an AirTran Consideration Unit, consisting of 0.321 validly issued, fully paid, and non-assessable shares of our Common Stock and $3.75 in cash. As a result, you have the right to convert each $1,000 principal amount of your Notes during the Make-Whole Fundamental Change Conversion Period into 278.2594 AirTran Consideration Units, consisting of 89.3213 validly issued, fully paid, and non-assessable shares of our Common Stock and $1,043.4728 in cash, subject to the terms, conditions, and adjustments specified in the Indenture and the Notes. Following the expiration of the Make-Whole Fundamental Change Conversion Period and assuming no further adjustments to the Conversion Rate, you will have the right to convert each $1,000 principal amount of your Notes into 260.4167 AirTran Consideration Units, consisting of 83.5938 validly issued, fully paid, and non-assessable shares of our Common Stock and $976.5626 in cash, for each $1,000 principal amount of Notes converted, subject to the terms, conditions, and adjustments specified in the Indenture and the Notes.

We are a major passenger airline that provides scheduled air transportation in the United States. We were incorporated under the laws of the State of Texas in 1967. Our principal executive offices are located at 2702 Love Field Drive, Dallas, Texas 75235, and our telephone number at such address is (214) 792-4000. Shares of our Common Stock, into which the Notes are convertible, in part, are listed on the NYSE under the symbol “LUV.” Our official website address is http://www.southwest.com. We have not incorporated by reference into this Fundamental Change Company Notice the information included on or linked from our website, and you should not consider it to be part of this Fundamental Change Company Notice.

2. Information Concerning the Notes.

On April 30, 2008, AirTran Holdings completed a public offering of $74.8 million of the Notes. Cash interest accrues on the Notes at a rate of 5.50% per annum on the principal amount and is payable semi-annually, in arrears, on April 15 and October 15 (each, an “Interest Payment Date”), to the person in whose name a Note is registered at the close of business on the preceding April 1 or October 1 (each, an “Interest Payment Record Date”). The Notes mature on April 15, 2015. As of April 30, 2011, there was $69,500,000 in aggregate principal amount of the Notes outstanding, which would result in an aggregate purchase price of $69,500,000, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date, if all of the Notes are tendered pursuant to the Repurchase Option.

The Notes are not redeemable at our option prior to maturity. The Holders of the Notes may require us to repurchase such Notes, in whole or in part, for cash upon the occurrence of a Fundamental Change, as in this case, at a repurchase price of 100% of principal amounts plus any accrued and unpaid interest.

2.1. Our Obligation to Repurchase the Notes. On May 2, 2011, we acquired AirTran Holdings through the merger of Merger Sub with and into AirTran Holdings pursuant to the Merger Agreement. AirTran Holdings survived the Merger as a wholly owned subsidiary of the Company. Following the Merger, on May 2, 2011, AirTran Holdings merged with and into AirTran Holdings, LLC, a Texas limited liability company and a wholly owned subsidiary of the Company (“AirTran LLC”), and as a result, AirTran LLC became the obligor under the Indenture and the Notes. On May 3, 2011, (a) AirTran LLC merged with Pedernales Debt Sub, LLC, a Texas limited liability company and a wholly owned subsidiary of the Company (“Debt Sub”), and Pedernales Asset Sub, LLC, a Texas limited liability company and a wholly owned subsidiary of Debt Sub, and as a result of the multi-survivor merger, Debt Sub and AirTran LLC each survived the merger with Debt Sub being the obligor under the Indenture and the Notes and (b) Debt Sub then merged with and into the Company and as a result we became the obligor under the Indenture and the Notes.

The Merger constitutes a Fundamental Change and a Make-Whole Fundamental Change under the terms of the Indenture. In the event of a Fundamental Change at any time when any of the Notes remain outstanding, the Indenture requires us to give Holders the right to require us to purchase all of their Notes or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof, on a date, the Fundamental Change Repurchase Date, that is not less than 20 nor more than 30 Business Days after the date of the Fundamental Change Company Notice. The First Supplemental Indenture deems a “Fundamental Change” to have occurred upon the occurrence of any of the following:

(i) a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of the AirTran Common Stock representing more than 50% of the voting power of the AirTran Common Stock entitled to vote generally in the election of directors and (A) files a Schedule 13D or Schedule TO or any other schedule, form or report under the Exchange Act disclosing such beneficial ownership or (B) the Company otherwise becomes aware of any such person or group; or

(ii) the AirTran Common Stock into which the Securities are then convertible ceases to be listed for trading on the NYSE, the NASDAQ Global Select Market or NASDAQ Global Market or another national securities exchange and is not then quoted on an established automated over-the-counter trading market in the United States; or

(iii) a consolidation, merger or binding share exchange, or any conveyance, transfer, sale, lease or other disposition in a single transaction or a series of transactions of all or substantially all of the Company’s properties and assets other than:

(A) any transaction:

(1) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Company’s Capital Stock; and

(2) pursuant to which holders of the Company’s Capital Stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of Capital Stock entitled to vote generally in elections of directors of the continuing or surviving or successor Person immediately after giving effect to such transaction in substantially the same proportion as their entitlement to exercise, directly or indirectly, voting power of shares of the Company’s Capital Stock entitled to vote generally in elections of the Company’s directors immediately prior to such transaction; or

(B) any transaction that is effected solely for the purpose of changing the Company’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of AirTran Common Stock, if at all, solely into shares of common stock of the surviving entity or a direct or indirect parent of the surviving corporation; or

(C) any transaction with any of the Company’s wholly-owned subsidiaries, so long as such transaction is not part of a plan or a series of transactions designed with the intention of, or having the effect of merging or consolidating with, or conveying, transferring, selling, leasing or disposing of all or substantially all of the Company’s properties and assets to any other Person or Persons.

(iv) the Company’s shareholders approve any plan or proposal for the Company’s liquidation or dissolution.

However, a Fundamental Change will be deemed not to have occurred if more than 90% of the consideration in the transaction or transactions (other than Cash payments for fractional shares and Cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a Fundamental Change under clause (iii) above consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on a U.S. national securities exchange and, as a result of the transaction or transactions, the Securities become convertible into such common stock, depositary receipts or other certificates representing common equity interests (and any rights attached thereto) and other applicable consideration.

The First Supplemental Indenture deems a “Make-Whole Fundamental Change” to have occurred upon the occurrence of a Fundamental Change described in clause (i) or clause (iii) of the above definition of Fundamental Change.

Pursuant to the terms of the Notes and Section 3.01 of the First Supplemental Indenture, as a result of the Fundamental Change, we are required to purchase all of the Notes, or any portion thereof that is a multiple of $1,000 principal amount, that are validly tendered and not withdrawn, at each Holder’s option, in accordance with the terms, procedures, and conditions outlined in the Indenture and the Notes, on the Fundamental Change Repurchase Date.

The Repurchase Option will expire at 5:00 p.m., New York City time, on June 2, 2011, the Expiration Date. We will not extend the period that the Holders have to exercise the Repurchase Option unless required to do so by applicable law (including, but not limited to, the federal securities laws).

Our purchase of validly tendered Notes is not subject to any conditions other than that the purchase is not unlawful, that no event of default under the Indenture has occurred and is continuing (other than an event of default that is cured by the payment of the Fundamental Change Repurchase Price), and satisfaction of the procedural requirements described in this Fundamental Change Company Notice.

If the Paying Agent holds, in accordance with the terms of the Indenture, at 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, cash sufficient to pay the aggregate Fundamental Change Repurchase Price of all Notes that were validly tendered and not withdrawn, then on and after the Fundamental Change Repurchase Date, such Notes shall cease to be outstanding and interest on such Notes shall cease to accrue.

2.2 Fundamental Change Repurchase Price. Pursuant to the terms of the Indenture and the Notes, the Fundamental Change Repurchase Price to be paid by us for the Notes on the Fundamental Change Repurchase Date is equal to $1,000 per $1,000 principal amount of the Notes, together with accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date. The Fundamental Change Repurchase Date is not an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued and unpaid to, but excluding, the Fundamental Change Repurchase Date will be paid to the Holders tendering Notes for purchase on the Fundamental Change Repurchase Date. We expect that there will be accrued and unpaid interest due as part of the Fundamental Change Repurchase Price equal to $7.180556 (rounded to the nearest sixth decimal place) per $1,000 principal amount of the Notes. We will pay the Fundamental Change Repurchase Price in cash with respect to any and all Notes validly tendered for purchase (and not thereafter withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date. Notes will be accepted for purchase only in principal amounts equal to $1,000 or integral multiples thereof. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with the DTC is a condition to the payment of the Fundamental Change Repurchase Price to the Holder of such Notes.

The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Notes and does not necessarily bear any relationship to the market price of the Notes or our Common Stock. Thus, the Fundamental Change Repurchase Price may be significantly higher or lower than the current market price of the Notes. You are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and our Common Stock before making a decision whether to tender your Notes for purchase.

Neither we nor our Board of Directors or employees are making any recommendation to the Holders as to whether to exercise or refrain from exercising the Repurchase Option. You must make your own decision whether to exercise the Repurchase Option and, if so, the principal amount of Notes for which to exercise the Repurchase Option based on such your assessment of the current market value of the Notes and our Common Stock and other relevant factors.

We recommend that you also consult with your tax and financial advisors with respect to the tax consequences of exercising the Repurchase Option, including the applicability and effect of any U.S. federal, state, and local law and any non-U.S. tax consequences in light of your own particular circumstances.

2.3. Conversion Rights of the Notes. Prior to the Merger, and subject to the terms, conditions, and adjustments specified in the Indenture and the Notes, the Notes were convertible into shares of AirTran Common Stock. As a result of the Merger, and subject to the terms, conditions, and adjustments specified in the Indenture and the Notes, the Notes are convertible into a combination of shares of our Common Stock and cash as follows: each Holder has the right, at any time that such Holder’s Notes are outstanding, to convert each $1,000 principal amount of such Holder’s Notes into 260.4167 AirTran Consideration Units, consisting of 83.5938 validly issued, fully paid, and non-assessable shares of our Common Stock and $976.5626 in cash.

In addition, as a result of the Merger, and subject to the terms, conditions, and adjustments specified in the Indenture and the Notes, during the Make-Whole Fundamental Change Conversion Period, a Holder surrendering Notes for conversion will be entitled to an additional number of shares of our Common Stock and an additional amount of cash upon such conversion. Based on the Adjustment Date and the Stock Price, the Conversion Rate of any Notes converted during the Make-Whole Fundamental Change Conversion Period will be increased by 17.8427 AirTran Consideration Units to an aggregate of 278.2594 AirTran Consideration Units, consisting of 89.3213 validly issued, fully paid, and non-assessable shares of our Common Stock and $1,043.4728 in cash, for each $1,000 principal amount of Notes so converted.

The Make-Whole Fundamental Change Conversion Period begins on and includes April 8, 2011 and ends on and includes the Make-Whole Fundamental Change Repurchase Date. If a Holder does not convert such Holder’s Notes during the Make-Whole Fundamental Change Conversion Period, then such Holder will not be entitled to any increase in the Conversion Rate pursuant to the Indenture and the Notes. You may convert your Notes in part, either during the Make-Whole Fundamental Change Conversion Period or after it, so long as such part is $1,000 principal amount or an integral multiple of $1,000. The Paying Agent is currently acting as the Conversion Agent for the Notes.

If you do not tender your Notes for purchase pursuant to the Repurchase Option, or if you validly withdraw a tender of your Notes in compliance with the withdrawal procedures described in Section 4 of this Fundamental Change Company Notice, you will retain the right to convert your Notes, subject to the terms, conditions, and adjustments specified in the Indenture and the Notes. A Note in respect of which a Fundamental Change Repurchase Notice has been given by the Holder thereof may not be converted pursuant to Article 4 of the Indenture on or after the date of the delivery of such Fundamental Change Repurchase Notice unless either (i) such Fundamental Change Repurchase Notice has first been validly withdrawn in accordance with the Indenture or (ii) there shall be a default in the payment of the Fundamental Change Repurchase Price; provided that with respect to (ii), the conversion right with respect to such Note shall terminate at the Close of Business on the date such default is cured and such Note is purchased in accordance with the Indenture.

If you wish to convert your Notes, you should not tender your notes pursuant to the Repurchase Option.

Please refer to the Indenture for a more complete description of the conversion features of the Notes and the increase in the Conversion Rate during the Make-Whole Fundamental Change Conversion Period.

The Trustee has informed us that, as of the date of this Notice, DTC is the sole registered Holder of the Notes, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts, and there are no certificated Notes in non-global form. To convert a beneficial interest in a Note that is a Global Security, the Holder must, in addition to complying with any other rules and procedures of DTC: (1) cause there to be completed and delivered an appropriate instruction form for conversion, in accordance with the rules and procedures of DTC; (2) cause there to be delivered to the Conversion Agent, through the facilities of DTC, in accordance with the rules and procedures of DTC, the interest in the Global Security to be converted; (3) pay the amount of interest, if any, the Holder must pay in accordance with the Indenture; and (4) pay any tax or duty if required pursuant to the Indenture. The date on which a Holder delivers Notes to the Conversion Agent in accordance with the preceding sentence and the Indenture being the “Conversion Date.”

Except as described in this Fundamental Change Notice and the Indenture, a Holder may surrender Notes for conversion at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the Maturity Date. Except as provided in the Notes or in Article 4 of the Indenture, we will not make any payment in cash or common stock or other adjustment for accrued and unpaid interest (including additional interest, if any) on any Notes when they are converted. If a Holder converts after the close of business on an Interest Payment Record Date for an interest payment but prior to the opening of business on the corresponding Interest Payment Date, the Holder at the close of business on such Interest Payment Record Date will receive, on that Interest Payment Date, accrued interest on those Notes, notwithstanding the conversion of those Notes prior to that Interest Payment Date. However, at the time that such Holder surrenders notes for conversion, the Holder must pay to us an amount equal to the interest (including additional interest, if any) that has accrued and will be paid on the related Interest Payment Date. The preceding sentence does not apply, however, if (1) any overdue interest exists at the time of conversion with respect to the Notes being converted, but only to the extent of the amount of such overdue interest, (2) we have specified a repurchase date following a Fundamental Change that is after the close of business on a Interest Payment Record Date and on or prior to the opening of business on the next Interest Payment Date, or (3) the Holder surrenders any Notes for conversion after the close of business on the record date immediately preceding the maturity date.

Notes surrendered for conversion in connection with the Make-Whole Fundamental Change will be settled as follows:

•

if the Conversion Date occurs prior to the date of effectiveness of such Make-Whole Fundamental Change, settlement shall occur on the third trading day immediately following such date of effectiveness; and

•

if the Conversion Date occurs on or following the date of effectiveness of such Make-Whole Fundamental Change, settlement shall occur on the third trading day immediately following the Conversion Date.

If the Holder converts Notes, we will pay any documentary, stamp, or similar issue or transfer taxes or duties due on the issue or delivery of shares of our Common Stock upon conversion, unless the tax is due because the Holder requested the shares to be issued or delivered to another Person, in which case the Holder will pay the tax.

2.4. Market for the Notes and Our Common Stock. There currently is a limited or no established trading market for the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of shares of our Common Stock, our operating results, and the market for similar Securities. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of the Notes, if any, pursuant to the Repurchase Option may reduce the float and may negatively affect the liquidity, market value, and price volatility of the Notes that remain outstanding following the Repurchase Option.

Our Common Stock, into which the Notes are convertible in part, is listed on the NYSE under the symbol “LUV.” The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock, as reported on the NYSE Composite Tape, and the cash dividends per share declared on the our Common Stock:

	Dividend			High	Low
2011:
Second Quarter (through May 3, 2011)	$		(a)	$12.67	$11.31
First Quarter		0.00450		13.32	11.57
2010:
Fourth Quarter		$0.00450		$13.42	$10.91
Third Quarter		0.00450		13.97	11.06
Second Quarter		0.00450		14.16	10.42
First Quarter		0.00450		14.32	12.31
2009:
Fourth Quarter		$0.00450		$9.95	$4.95
Third Quarter		0.00450		7.75	6.02
Second Quarter		0.00450		10.20	6.40
First Quarter		0.00450		11.78	8.10

(a)	No dividend has been declared for the second quarter.

On May 3, 2011, the closing sale price of our Common Stock, as reported on the NYSE Composite Tape, was $11.54 per share. As of April 22, 2011, there were 747,958,666 shares of Common Stock outstanding.

We currently intend to continue declaring dividends on a quarterly basis for the foreseeable future; however, our Board of Directors may change the timing, amount, and payment of dividends on the basis of results of operations, financial condition, cash requirements, future prospects, and other factors deemed relevant by our Board of Directors.

We urge you to obtain current market information for the Notes, to the extent available, and our Common Stock before making any decision whether to exercise or refrain from exercising the Repurchase Option.

2.5. Ranking. The Notes are our senior unsecured obligations, ranking equally in right of payment to all of our existing and future senior unsecured indebtedness. The Notes are effectively subordinated in right of payment to any of our existing and future secured obligations to the extent of the value of the collateral securing such obligations and effectively subordinated in right of payment to all indebtedness and liabilities of our subsidiaries, including trade credit.

3. Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase. You will not be entitled to receive the Fundamental Change Repurchase Price for your Notes unless you validly tender (and do not thereafter withdraw) your Notes on or before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to tender their Notes for purchase. You may tender some or all of your Notes; provided that Notes will be accepted for purchase only in principal amounts equal to $1,000 or integral multiples thereof.

If you do not validly tender your Notes on or before 5:00 p.m., New York City time, on the Expiration Date or if you withdraw validly tendered Notes before 5:00 p.m., New York City time, on the Expiration Date, your Notes will not be purchased and will remain outstanding subject to the existing terms of the Notes and the Indenture.

You will not be required to pay any commission to us, DTC, or the Paying Agent in connection with your Repurchase Option. However, there may be commissions you need to pay your broker in connection with the tender of the Notes.

3.1. Method of Delivery. The Trustee has informed us that, as of the date of this Fundamental Change Company Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts with the DTC and that there are no certificated Notes in non-global form. Accordingly, all Notes tendered for purchase hereunder must be delivered through ATOP, subject to the terms and conditions of that system.

This Fundamental Change Company Notice constitutes the Fundamental Change Company Notice described in the Indenture and delivery of the Notes through ATOP will satisfy the Holders’ requirement to exercise the Repurchase Option. Delivery of Notes, including delivery and acceptance through ATOP, is at the election and risk of the person tendering such Notes.

3.2. Agreement to be Bound by the Terms of the Repurchase Option. By tendering Notes through the transmittal procedures of DTC, you acknowledge and agree as follows:

•	such Notes shall be purchased as of the Fundamental Change Repurchase Date pursuant to the terms and conditions set forth in this Fundamental Change Company Notice;

•	you agree to all of the terms of this Fundamental Change Company Notice;

•	you have received this Fundamental Change Company Notice and acknowledge that this Fundamental Change Company Notice provides the notices required pursuant to the Indenture;

•

upon the terms and subject to the conditions set forth in this Fundamental Change Company Notice, the Indenture, and the Notes, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign, and transfer to us, all right, title, and interest in and to all of the Notes tendered, (ii) waive any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences), (iii) release and discharge us and our directors, officers, employees, affiliates and subsidiaries (including, without limitation, AirTran Holdings) (and the forgoing’s respective directors, officers, and employees), from any and all claims you may have now, or may have in the future arising out of, or related to, the Notes that you tender for purchase, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any conversion, purchase, or defeasance of the Notes that you tender for purchase, and (iv) irrevocably constitute and appoint the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes on the account books maintained by DTC, together with all necessary evidences of transfer and authenticity, to us, (b) present such Notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from us, except as agent for us, for the Fundamental Change Repurchase Price of any tendered Notes that are purchased by us), all in accordance with the terms set forth in this Fundamental Change Company Notice;

•

you represent and warrant that you (i) own the Notes tendered and are entitled to tender such Notes and (ii) have full power and authority to tender, sell, assign, and transfer the Notes tendered hereby and that, when such Notes are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges, and encumbrances of any kind and not subject to any adverse claim or right;

•

you agree, upon request from us, to execute and deliver any additional documents deemed by the Paying Agent or us to be necessary or desirable to complete the sale, assignment, and transfer of the Notes tendered;

•

you understand that all Notes properly tendered for purchase (and not thereafter withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Fundamental Change Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, this Fundamental Change Company Notice, and the related notice materials, as amended and supplemented from time to time;

•

payment for Notes purchased pursuant to this Fundamental Change Company Notice will be made by deposit of the Fundamental Change Repurchase Price for such Notes with the Paying Agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you;

•

tenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Fundamental Change Company Notice at any time prior to 5:00 p.m., New York City time, on the Expiration Date;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Repurchase Option hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy, and other legal representatives;

•

the delivery and tender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory us; and

•

all questions as to the validity, form, eligibility (including, without limitation, time of receipt), and acceptance for payment of any tender of Notes pursuant to the procedures described in this Fundamental Change Company Notice and the form and validity (including, without limitation, time of receipt of notices of withdrawal) of all documents will be determined by us, in our sole discretion, which determination shall be final and binding on all parties.

3.3. Delivery of Notes.

Notes Held Through a Custodian. If your Notes are held by a broker, dealer, commercial bank, trust company, or other nominee, you must contact such nominee if you desire to tender your Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Notes in Global Form” on or prior to 5:00 p.m., New York City time, on the Expiration Date.

Notes in Global Form. If you are a DTC participant, you may elect to tender your beneficial interest in the Notes to us by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

•

electronically transmitting your acceptance through ATOP, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date. Upon receipt of your acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Notes that have been tendered by such participant under the Repurchase Option and that such participant has received and agrees to be bound by the terms of the Repurchase Option, including those set forth in Section 3.2 of this Fundamental Change Company Notice.

In tendering through ATOP, the electronic instructions sent to DTC by you (or by a broker, dealer, commercial bank, trust company, or other nominee on your behalf), and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and you, receipt by you of, and agreement to be bound by, the terms of the Repurchase Option, including those set forth in Section 3.2 of this Fundamental Change Company Notice.

You bear the risk of untimely tender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

If the Paying Agent holds, in accordance with the terms of the Indenture, at 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, cash sufficient to pay the aggregate Fundamental Change Repurchase Price of all Notes that were validly tendered and not withdrawn, then on and after the Fundamental Change Repurchase Date, such Notes shall cease to be outstanding and interest on such Notes shall cease to accrue.

4. Right of Withdrawal. Notes tendered for purchase may be withdrawn at any time in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Expiration Date. In order to withdraw Notes, you (or your broker, dealer, commercial bank, trust company, or other nominee) must comply with the withdrawal procedures of DTC. This means you must deliver, or cause to be delivered, a valid withdrawal request through ATOP from the tendering DTC participant in sufficient time to allow DTC to withdraw those Notes before 5:00 p.m., New York City time, on the Expiration Date. The withdrawal notice must:

•

specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

•

be submitted through ATOP by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.

5. Payment for Tendered Notes. We will, prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, deposit with the Paying Agent an amount in cash (in immediately available funds if deposited on the Fundamental Change Repurchase Date) sufficient to pay the aggregate Fundamental Change Repurchase Price for all of the tendered Notes, and the Paying Agent will promptly (but in no event more than five Business Days following the Fundamental Change Repurchase Date) thereafter cause the cash to be distributed to each record Holder that has validly delivered its Notes (and not validly withdrawn such delivery) prior to 5:00 p.m., New York City time, on the Expiration Date. Your delivery of the Notes by book-entry transfer electronically through ATOP is a condition to your receipt of the Fundamental Change Repurchase Price for such Notes.

The total amount of funds required by us to purchase all of the Notes on the Fundamental Change Repurchase Date is $69,999,048.61 (assuming that all of the Notes are validly tendered for purchase and accepted for payment). If any Notes are tendered and accepted for payment, we intend to use cash on hand to purchase the Notes. We do not have any alternative financing plans for raising cash to purchase the Notes.

6. Notes Acquired. Any Notes repurchased by us pursuant to the Repurchase Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company. Except as described in these materials or in our filings with the Securities and Exchange Commission (the “SEC”) or as previously publicly announced, we currently have no plans which would be material to your decision to exercise the Repurchase Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization, or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale, or transfer of a material amount of our assets or those of any of our subsidiaries;

•	any material change in our present dividend rate or policy, indebtedness, or capitalization;

•

any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our Board of Directors;

•	any other material change in our corporate structure or business;

•

any class of our equity securities to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of ours, or the disposition of our securities; or

•	any changes in our charter, bylaws, or other governing instruments, or other actions that could impede the acquisition of control of us.

8. Interests of Directors, Executive Officers, and Affiliates of the Company in the Notes. Neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors or any “associate” or subsidiary of any such person, has any beneficial interest in the Notes, or has engaged in any transaction in the Notes during the 60 days preceding the date of this Fundamental Change Company Notice. A list of our executive officers and directors is attached to this Fundamental Change Company Notice as Schedule A. The term “associate” is used as defined in Rule 12b-2 under the Exchange Act.

Certain of our directors and executive officers are participants in ordinary course equity compensation plans and arrangements involving our Common Stock, as disclosed by us prior to the date hereof. Except as described in the previous sentence, neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Repurchase Option or with respect to any of our securities, including, without limitation, any contract, arrangement, understanding, or agreement concerning the transfer or the voting of our securities, joint ventures, loan, or option arrangements, puts, or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents, or authorizations.

9. Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Repurchase Option, or of any approval or other action by any government or regulatory authority or agency that may be required for the acquisition of the Notes as described in this Fundamental Change Company Notice. Should any approval or other action be required, we presently intend to seek the approval or take the action. However, we cannot assure you that we would be able to obtain any required approval or take any other required action.

10. Repurchase of Notes by the Company and its Affiliates. Neither we nor AirTran Holdings purchased any of the Notes during the 60 days preceding the date of this Fundamental Change Company Notice.

Effective on the date of this Fundamental Change Company Notice, we and our affiliates, including, without limitation, our executive officers and directors, are prohibited under applicable United States federal securities laws from redeeming or purchasing Notes (or the right to repurchase Notes) other than through the Repurchase Option until at least the tenth business day after the Fundamental Change Repurchase Date. Following such time, if any Notes remain outstanding, we and our affiliates may repurchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which repurchases may be consummated on the same terms or on terms more or less favorable to the Holders of the Notes than the terms of the Repurchase Option, including without limitation, at repurchase prices higher or lower than the Fundamental Change Repurchase Price, or which may be paid in cash or other consideration. Any decision to repurchase Notes after the Fundamental Change Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the results of the Repurchase Option, the market price of the Notes, the market price of our Common Stock, our business and financial position, and general economic and market conditions.

11. Material United States Income Tax Considerations. The following discussion summarizes the material United States federal income tax considerations of the Repurchase Option and Make-Whole Conversion (as defined below) that may be relevant to you. This summary is based on the Internal Revenue Code of 1986 (the “Code”), as amended, and the regulations, rulings, and decisions thereunder, all of which are subject to change, possibly with retroactive effect.

This discussion deals only with Holders who are beneficial owners of the Notes holding the Notes as capital assets, and does not apply to members of a class of Holders subject to special rules, including, but not limited to: a dealer in securities or currencies; a trader in securities who elects to use a mark-to-market method of accounting for securities holdings; a bank or financial institution; an insurance company; a tax-exempt organization; a person owning Notes that are a hedge or that are hedged against interest rate risks; an entity treated as a partnership for United States federal income tax purposes, or a partner thereof; a regulated investment company or real estate investment trust; a person owning Notes as part of a straddle or conversion transaction for tax purposes; a Holder whose functional currency for tax purposes is not the U.S. dollar; a Holder who is subject to the alternative minimum tax; or a United States expatriate. If an entity treated as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding Notes, you should consult your tax advisor regarding the tax consequences of the Repurchase Option and Make-Whole Conversion.

This summary does not describe all of the tax considerations that may be relevant to you. You are strongly encouraged to consult with your tax advisor about the United States federal, state, local, foreign, and other tax consequences of the Repurchase Option and Make-Whole Conversion.

U.S. Holders. For purposes of this discussion, you are a U.S. Holder if you are a beneficial owner of the Notes for United States federal income tax purposes and you are: (i) a citizen or resident alien of the United States; (ii) a domestic corporation or other entity treated as such for United States federal income tax purposes that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate whose income is subject to United States federal income taxation regardless of its source; or (iv) a trust if a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons can control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. treasury regulations to be treated as a United States person. If you are a U.S. Holder, the following discussion applies to you.

U.S. Holders that Exercise the Repurchase Option. Generally, your exercise of the Repurchase Option will result in taxable gain or loss to you equal to the difference between (i) the amount of cash received (other than amounts attributable to accrued interest) and (ii) your adjusted tax basis in the Notes tendered. Your tax basis in the Notes generally will equal the amount you paid for the Notes, increased by any market discount previously included in income and reduced by any amortized bond premium. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing your gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that you have not previously included the accrued interest in income. Subject to the application of the market discount rules discussed below, any gain or loss recognized by you on a disposition of a Note will be capital gain or loss and will be long-term capital gain or loss if you held the Note for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower maximum rates than those applicable to ordinary income. The deductibility of capital losses may be subject to limitations.

Market Discount. If you purchased your Notes for an amount that was less than the principal amount, the amount of the difference is treated as “market discount” for United States federal income tax purposes, unless that difference was less than a specified de minimis amount at the time of purchase. Under the market discount rules, you will be required to treat any gain on the disposition of the Notes as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the Notes at the time of the disposition of the Notes. Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Notes, unless you elected to accrue market discount on a constant interest method. U.S. Holders who acquired their Notes other than at original issuance should consult their tax advisors regarding the possible application of the market discount rules of the Code to the exercise of the Repurchase Option.

U.S. Holders Who Do Not Exercise the Repurchase Option. If a U.S. Holder does not exercise the Repurchase Option, the mere act of declining to exercise such Repurchase Option is not itself a taxable event. However, U.S. Holders should be aware that, for United States federal income tax purposes, it is possible that they may be treated as having “exchanged” their Notes at the time of the Merger if the Notes are considered to have undergone a “significant modification” as a result of the Merger.

For United States federal income tax purposes, an alteration to a note that constitutes a “significant modification” results in a deemed exchange of the “old” note for a “new” note. In general, a change in the obligor of notes is a significant modification, unless an exception applies. The substitution of a new obligor will not constitute a “significant modification” if an acquiring corporation becomes the new obligor on the notes pursuant to a transaction to which section 381(a) of the Code applies, and the transaction does not result in a “change in payment expectations” or a “significant alteration” (apart from the substitution of the obligor).

In connection with the Merger, we will (i) guarantee the Notes and (ii) become the direct obligor of the Notes. In addition, pursuant to the terms of the Indenture, following the Merger, the Notes will be convertible into AirTran Consideration Units. As a very general statement of the applicable tax law, if those items are found to elevate the likelihood of repayment under the Notes from “speculative” to “adequate,” then such modification could rise to a change in payment expectations on the Notes resulting in a deemed exchange of the Notes by U.S. Holders. We believe that payment expectations under the Notes were not “speculative” prior to the Merger, and that, consequently, the Merger and related transactions will not amount to a change in payment expectations for tax purposes. However, the IRS could successfully assert that the Merger and related transactions result in a change in payment expectations. There is no clear guidance as to whether the Merger and related transactions will give rise to a “significant alteration” of the Notes. Holders of the Notes are urged to consult their tax advisors as to whether the Merger and related transactions result in a “significant modification” of the Notes.

If the Notes are deemed to be “exchanged” for United States federal income tax purposes, however, this would not necessarily result in a taxable event for U.S. Holders. Any deemed exchange will not be taxable if the Merger qualifies as a “reorganization” and the deemed exchange qualifies for tax-free treatment under the provisions of the Code. We expect that the Merger will qualify as a “reorganization” for federal income tax purposes. Whether the exchange of “old” Notes for “new” Notes would qualify for tax-free treatment depends on whether the “old” Notes and the “new” Notes constitute “securities” for United States federal income tax purposes. The term “security” is not defined in the Code or in the Treasury Regulations promulgated thereunder, and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations with a maturity at issuance of ten years or more constitute securities; however, time alone is not decisive. At their initial issuance, the Notes had a term to maturity of twenty years. Because the original term of the Notes is greater than ten years, it seems likely the “old” Notes and the “new” Notes would both be treated as “securities”.

If, however, a “significant modification” has occurred, resulting in a deemed exchange, and that the deemed exchange does not qualify for tax-free treatment as part of a reorganization, the U.S. Holder will be treated as having exchanged the “old” Notes for “new” Notes on the date of the Merger in a fully taxable exchange.

U.S. Holders who Convert Notes During the Make-Whole Fundamental Change Conversion Period. If you surrender your Notes for conversion during the Make-Whole Fundamental Change Conversion Period (a “Make-Whole Conversion”), the Conversion Rate of the Notes will be increased and, accordingly, you will receive additional shares of Common Stock and cash upon the conversion (such additional shares and cash, the “Conversion Premium”). Under Section 305(c) of the Code, a change in conversion ratio of a convertible debt instrument that has the effect of increasing the holder’s proportionate interest in the issuer’s assets or earnings may, in some circumstances, result in a deemed distribution to the holder. Adjustments to the conversion ratio made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of a holder’s interest, however, will generally not be considered to result in a deemed distribution. If you surrender your Notes in a Make-Whole Conversion, the Conversion Premium you receive as a result of the increase in the Conversion Rate could be treated as a deemed distribution to you. Any deemed distribution will be taxable to you as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear under existing law whether a constructive dividend deemed paid to you would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear under existing law whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Holders of the Notes are urged to consult their tax advisors regarding the tax consequences of effecting a Make-Whole Conversion.

Non-U.S. Holders. You are a non-U.S. Holder if you are a beneficial owner of Notes (other than an entity treated as a partnership for United States federal income tax purposes or a partner thereof) that is not a U.S. Holder. If you are a non-U.S. Holder, the following discussion applies to you.

Non-U.S. Holders that Exercise the Repurchase Option. You generally will not be subject to United States federal income tax or withholding tax on any gain realized by you on the receipt of cash in exchange for Notes pursuant to the Repurchase Option (other than amounts treated as accrued interest) unless (i) the gain is effectively connected with a trade or business by you in the United States and, where a tax treaty applies, is attributable to a United States permanent establishment maintained by you, or (ii) you are a non-resident alien individual who has been present in the United States for 183 days or more in the taxable year of exchange of the Notes pursuant to the Repurchase Option and certain other requirements are met.

You will generally not be subject to tax on any payment of proceeds attributable to accrued interest on the Notes under the “portfolio interest rule,” provided that (i) such interest is not effectively connected with the conduct of a trade or business by you in the United States; (ii) you do not actually or constructively own 10% or more of AirTran Holdings’ voting stock within the meaning of the Code and the regulations promulgated thereunder; (iii) you are not a controlled foreign corporation that is related to AirTran Holdings actually or constructively through stock ownership; (iv) you are not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business; and (v) you have provided a validly completed IRS Form W-8BEN (or other applicable form) establishing your status (or certain documentary evidence requirements for establishing your non-U.S. Holder status).

A non-U.S. Holder will be subject to regular United States federal income tax on a net income basis on any gain or interest recognized upon a sale of the Notes pursuant to the Repurchase Option (or upon a taxable deemed exchange of the Notes—see the discussion under the heading “U.S. Holders Who Do Not Exercise the Repurchase Option” above) in the same manner as if the Holder were a U.S. Holder if such gain or interest is effectively connected with the conduct by such non-U.S. Holder of a trade or business in the United States. In addition, if the non-U.S. Holder is a foreign corporation, the Holder may be subject to a branch profits tax of 30% (or the lower rate provided by an applicable income tax treaty) of the Holder’s earnings and profits for the taxable year that are effectively connected with the Holder’s conduct of a trade or business in the United States. If a non-U.S. Holder is eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to United States federal income tax only if it is also attributable to a permanent establishment maintained by the Holder in the United States.

Non-U.S. Holders who Convert Notes During the Make-Whole Fundamental Change Conversion Period. As discussed above, any Conversion Premium received upon a Make-Whole Conversion may be treated as a deemed distribution. If any deemed distribution is treated as a dividend for U.S. federal income tax purposes, non-U.S. Holders receiving the constructive dividend may be subject to a 30% withholding tax rate (or such lower rate as is applicable under an applicable tax treaty).

Non-U.S. Holders are urged to consult their tax advisors regarding the tax consequences of exercising the Repurchase Option or effecting a Make-Whole Conversion.

Backup Withholding. A U.S. Holder may be subject to backup withholding with respect to payments made pursuant to the Repurchase Option or Make-Whole Conversion unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Information reporting, and possibly, backup withholding, may apply if the Notes are held by a non-U.S. Holder through a U.S. broker or financial institution or the U.S. office of a non-U.S. broker or financial institution and the non-U.S. Holder fails to provide appropriate information (on Form W-8BEN or other applicable form). Non-U.S. Holders should consult their tax advisors with respect to the application of U.S. information reporting and backup withholding rules to the disposition of Notes pursuant to the Repurchase Option or Make-Whole Conversion. The amount of any backup withholding will be allowed as a credit against your United

States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

All descriptions of tax considerations are for your guidance only and are not tax advice. We recommend that you consult with your tax and financial advisors with respect to the tax consequences of exercising the Repurchase Option or Make-Whole Conversion, including the applicability and effect of state, local and foreign tax laws, before exercising the Repurchase Option or Make-Whole Conversion for any of your Notes.

12. Additional Information. This Fundamental Change Company Notice is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Fundamental Change Company Notice does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision as to whether to exercise or refrain from exercising the Repurchase Option:

Filing	Date Filed
Annual Report on Form 10-K for the year ended December 31, 2010	February 8, 2011
Quarterly Report on Form 10-Q for the quarter ended March 31, 2011	April 25, 2011
Current Reports on Form 8-K	January 6, 2011
February 1, 2011
February 1, 2011
February 1, 2011
April 29, 2011
May 3, 2011
Definitive Proxy Statement	April 15, 2011

We also recommend that you review all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Fundamental Change Company Notice and before 5:00 p.m., New York City time, on the Expiration Date. Notwithstanding the foregoing, information furnished but not filed in any current report on Form 8-K, including the related exhibits, is not deemed referenced herein. You should not assume that the information contained in any of our filings is accurate as of any date other than the date of such filing.

The SEC file number for these Southwest filings is 001-07259. These filings, our other annual, quarterly, and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Fundamental Change Company Notice is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing or calling us at 2702 Love Field Drive, Dallas, Texas 75235, telephone number (214) 792-4415, Attention: Investor Relations Department.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Fundamental Change Company Notice, you should rely on the statements made in the most recent document.

In making your decision as to whether to exercise the Repurchase Option, you should read the information about us contained in this Fundamental Change Company Notice together with the information contained in the documents to which we have referred you.

13. No Solicitations. We have not employed or retained any persons to make solicitations or recommendations in connection with the Repurchase Option.

14. Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

15. Conflicts. In the event of any conflict between this Fundamental Change Company Notice on the one hand and the terms of the Indenture or any applicable laws on the other hand, the terms of the Indenture or applicable laws, as the case may be, will control.

Neither we nor our Board of Directors or our employees are making any recommendation to any Holder as to whether to exercise or refrain from exercising the Repurchase Option. You must make your own decision whether to exercise the Repurchase Option and, if so, the principal amount of Notes for which to exercise the Repurchase Option based on your own assessment of current market value and other relevant factors.

[SIGNATURE PAGE FOLLOWS.]

SOUTHWEST AIRLINES CO.

By:	/s/ Laura Wright
Laura Wright
Senior Vice President and Chief Financial Officer

Signature Page to

5.50% Fundamental Change

Company Notice

SCHEDULE A

INFORMATION ABOUT THE EXECUTIVE OFFICERS

AND DIRECTORS OF SOUTHWEST

The table below sets forth information about our executive officers and directors as of May 3, 2011. To the best of our knowledge after making reasonable inquiry, none of our executive officers or directors has beneficial ownership in the Notes.

Name	Position
Gary C. Kelly	Chairman of the Board, President & Chief Executive Officer

Laura H. Wright	Senior Vice President Finance & Chief Financial Officer

Ron Ricks	Executive Vice President Corporate Services & Corporate Secretary

Michael G. Van de Ven	Executive Vice President & Chief Operating Officer

Robert E. Jordan	Executive Vice President Strategy & Planning

David W. Biegler	Director

Douglas H. Brooks	Director

William H. Cunningham	Director

John G. Denison	Director

Travis C. Johnson	Director

Nancy B. Loeffler	Director

John T. Monford	Director

Thomas M. Nealon	Director

Daniel D. Villanueva	Director

The business address of each executive officer and director is c/o Southwest Airlines Co., 2702 Love Field Drive, Dallas, Texas 75235, and their respective business telephone number at such address is (214) 792-4415.

A-1